SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SYNERGY FINANCIAL GROUP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, LP
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge/Strategic Fund, LP
PL Capital/Focused Fund
PL Capital Offshore, Ltd.
Goodbody/PL Capital, LP
PL Capital Advisors, LLC
Advance Capital Partners
Padco Management Corp.
Peter Cocoziello
Irving Smokler Revocable Trust
Irving Smokler
Carol Smokler
Richard Lashley
John Palmer
Daniel Spiegel
               Daniel Eliades
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by PL Capital Group

        On February 1, 2006, PL Capital Group, which consists of PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, LP; Financial Edge/Strategic Fund, LP; PL Capital/Focused Fund, LP; PL Capital Offshore, Ltd.; Goodbody/PL Capital, LP; PL Capital Advisors, LLC; Advance Capital Partners; Padco Management Corp.; Peter Cocoziello; Irving Smokler Revocable Trust; Irving Smokler; Carol Smokler; Richard Lashley; John Palmer; Daniel Spiegel; and Daniel Eliades, issued a press release announcing its intent to nominate Daniel P. Spiegel and Daniel M. Eliades to serve as directors of Synergy Financial Group, Inc. A copy of the press release follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

PRESS RELEASE

CHATHAM, NJ February 1, 2006 PR Newswire/ — On January 31, 2006, PL Capital Group principal John W. Palmer announced his intent to nominate Daniel P. Spiegel and Daniel M. Eliades to serve as directors of Synergy Financial Group, Inc. (NASDAQ: (SYNF), at Synergy’s 2006 Annual Meeting of Stockholders. The PL Capital Group beneficially owns 1,129,015 shares of Synergy (9.8% of the outstanding shares) and is Synergy’s largest shareholder.

PL Capital Group principal Richard Lashley noted, “We are pleased to nominate two highly qualified candidates, both with significant professional credentials as well as local ties to the communities served by Synergy.” Mr. Lashley added, “we are taking on this task on behalf of all shareholders because Synergy has not performed the way we had hoped during the past two years. Synergy’s Return on Equity (ROE) was less than 5% in both 2004 and 2005, well below the average thrift which had a ROE of 12.8% and the average publicly traded thrift which had a 12.4% ROE during that same period. Synergy’s Return on Assets (ROA) was also less than one-half of the average thrift ROA in 2004 and 2005. Synergy’s core deposits also declined in both 2005 and 2004.”

Mr. Palmer also noted, “We are also disappointed that despite this performance, over the past three years Synergy’s directors and officers have received compensation and benefits with a current value of over $14 million, which exceeds the total amount of net income earned by Synergy ($12 million) during the same period. Each and every incumbent director has received in excess of $500,000 of compensation and benefits value during this period.”

The PL Capital Group nominees would like to see Synergy allocate $20 million of capital to stock buybacks, particularly in light of the low ROE currently generated by Synergy. They would also like to see changes made in numerous aspects of Synergy’s corporate governance, as disclosed in PL Capital Group’s proxy statement filed with the Securities and Exchange Commission.

This press release does not constitute a solicitation of proxies for any meeting of Synergy’s stockholders. Such solicitation is being made only pursuant to proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Contact:	Richard Lashley 973-360-1666 BANKFUND@aol.com